Exhibit 3.9.1

RESTATED CERTIFICATE OF INCORPORATION
OF
VENTAS SPECIALTY I, INC.

Ventas Specialty I, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             The present name of the Corporation is “Ventas Specialty I, Inc.”  The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 26, 2001.

2.             The Corporation has not received any payment for any of its stock.

3.             This Restated Certificate of Incorporation, which both restates and further amends the provisions of the Certificate of Incorporation, has been duly adopted by a majority of the Board of Directors of the Corporation in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware, as amended (8 Del.C. Sections 101, et seq.) (the “Delaware Law”).

4.             The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as hereinafter set forth.

Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in Article SIXTH hereof.

FIRST:                   The name of the corporation (the “Corporation”) is Ventas Specialty I, Inc.

SECOND:             The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware  19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:                  The purpose to be conducted or promoted by the Corporation is to engage in the following activities:

(a)           from time to time to acquire, receive, hold, sell, assign, pledge and otherwise transfer limited liability company interests in Ventas Specialty I, LLC, a Delaware limited liability company (the “Limited Liability Company”) formed to acquire, hold title to, own, service, mortgage, encumber, finance, refinance, sell and otherwise dispose of the Mortgage Loan and to perform all acts necessary and incident to the foregoing; and

(b)           to exercise all powers enumerated in the General Corporation Law of the State of Delaware necessary, convenient or incidental to the conduct, promotion or attainment of the business purposes set forth herein.

FOURTH:              The total number of shares of stock that the Corporation is authorized to issue is 100 shares of common stock without par value (the “Stock”).

FIFTH:                   The number of directors (the “Directors”) of the Corporation shall be five or such other number as from time to time shall be fixed by the resolution of the board of directors of the Corporation (the “Board of Directors”), but in no event shall the number of Directors be less than three.  Such Directors shall include two independent Directors (designated as such by resolutions or other acts of the stockholders of the Corporation when electing such Independent Directors and who are satisfactory to MLMLI) until one year and one day after the Certificates have been irrevocably paid in full and are no longer outstanding, at which time, the Independent Directors shall automatically cease to be Independent Directors of the Corporation.

SIXTH:                  The following is for the purpose of complying with certain provisions required in order to qualify the’ Corporation as a “special purpose” entity:

(a)           The Corporation shall not, so long as any Certificate is outstanding, amend, alter, change or repeal Articles THIRD, FOURTH, FIFTH and SIXTH of this Certificate of Incorporation without the unanimous written consent of the Directors (including the unanimous written consent of the two Independent Directors).

(b)           Notwithstanding any other provision of this Certificate of incorporation and any provision of law that otherwise so empowers the Corporation, the Directors, any officer of the Corporation (the “Officer”) or any other Person, neither the Directors nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Corporation, so long as any Certificate is outstanding and without the prior unanimous written consent of the Directors (including the unanimous written consent of the Independent Directors), to take any Material Action.

(c)           Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Directors, any Officer or any other Person, neither the Directors nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Corporation, so long as any Certificate is outstanding, without the prior unanimous Written consent of the Directors (including the unanimous written consent of the two Independent Directors), to consolidate or merge the Corporation with or into any Person, or sell all or substantially all of the assets of the Corporation or the Limited Liability Company.

(d)           So long as any Certificate is outstanding, the Directors shall cause the Corporation to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises.

(e)           So long as any Certificate is outstanding, the Corporation shall:

(i)            to the fullest extent permitted by law, remain solvent and pay its own liabilities, indebtedness, and obligations of any kind from its own on separate assets as the same shall become due;

(ii)           do all things necessary to preserve its existence and observe all corporate formalities;

(iii)          continuously maintain its existence and be qualified to do business in all states necessary to carry on its business;

(iv)          conduct and operate its business as presently conducted and operated and conduct its own business in its own name;

(v)           maintain books and records and bank accounts separate from those of any Affiliate and any other Person and maintain separate financial statements, except that it may also be included in consolidated financial statements of its Affiliates; provided, however, that if the Limited Liability Company is included in the consolidated financial statements of any of its Affiliates, the Limited Liability Company’s status as a separate legal entity, its ownership of the Mortgage Loan and the lien of the Trust and Servicing Agreement thereon for the benefit of the holders of the Certificates shall be disclosed in the footnotes to such Affiliate’s financial statements;

(vi)          at all times hold itself out to the public as a legal entity separate and distinct from any other Person (including any Affiliate), and not as a department or a division of any Person and will correct any known misunderstandings regarding its existence as a separate legal entity;

(vii)         pay the salaries of its own employees, if any, from its own funds, to the extent available and maintain a sufficient number of employees in light of its contemplated business;

(viii)        allocate fairly and reasonably any overhead for shared office space;

(ix)           use separate stationary, invoices and checks;

(x)            file its tax returns as a part of a consolidated tax return or file a separate return if required under applicable law;

(xi)           maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xii)          maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; and

(xiii)         comply and cause its Affiliates to comply with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by it contained in or appended to the non-consolidation opinion delivered pursuant to the terms of the Certificate Purchase Agreement.

(f)            So long as any Certificate is outstanding, the Corporation shall not (x) unless in accordance with the Trust and Servicing Agreement and (y) without the unanimous consent of the Directors (including the unanimous written consent of the Independent Directors):

(i)            to the fullest extent permitted by law, for itself or for the Limited

Liability Company, seek, acquiesce in, or suffer or permit its or the Limited Liability Company’s liquidation, dissolution or winding up, in whole or in part;

(ii)           to the fullest extent permitted by law acquire by purchase or otherwise, all or substantially all of the business or assets of, or any stock or beneficial ownership of, any Person other than the Limited Liability Company;

(iii)          commingle or permit to be commingled its funds or other assets with those of any other Person;

(iv)          hold itself out to be responsible for the debts or obligations of any Person;

(v)           guarantee or otherwise become liable on or in connection with any Person;

(vi)          hold title to its assets other than in its name;

(vii)         own any assets other than the limited liability company interests in the Limited Liability Company and any incidental property necessary in connection with the Corporation’s ownership of the limited liability company interests and administration and operation of the Limited Liability Company and the distributions issued therefrom;

(viii)        engage in any business, directly or indirectly, other than the ownership of the limited liability company interests in the Limited Liability Company and management and operation of such Limited Liability Company;

(ix)           enter into any contract or agreement with any partner, member, shareholder, trustee, beneficiary, principal or an Affiliate of the Corporation, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on art arms-length basis with third parries other than such Affiliate;

(x)            to the fullest extent permitted by law, modify, alter, supplement or amend this Certificate of Incorporation or any material provision of its By-Laws;

(xi)           incur any debts or obligations, other than as expressly permitted under the Trust and Servicing Agreement;

(xii)          pledge its assets for the benefit of any other entity or make any loan or advances to any Person (including any of its Affiliates); and

(xiii)         acquire obligations or securities of any of its Affiliates, other than the limited liability company interests of the Limited Liability Company.

For purposes of this Article SIXTH, the following terms shall have the following meanings:

“Affiliate” means in relation to any Person. any other Person: (i) directly or indirectly Controlling, Controlled by, or under common Control with, the first Person; (ii) directly or indirectly owning or holding fifty percent (50%) or more of any equity interest in the first Person; or (iii) fifty percent (50%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the first Person.

“Bankruptcy” or “Bankrupt” means, with respect to any Person, (1) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person, or of all or any substantial part of its properties, or (vii) admits in writing its inability to pay its debt as such debts become due, or (2)(i) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or (ii) if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person, or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificates” means any one of the Ventas Trust Commercial Mortgage Pass-Through Certificates, Series 2001-VENTAS, as executed, authenticated and delivered pursuant to the Trust and Servicing Agreement.

“Certificate Purchase Agreement” means the Certificate Purchase Agreement to be entered into by and among the Limited Liability Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co Inc.

“Corporation” means Ventas Specialty I, Inc.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Independent Director” means an individual duly appointed to the board of directors, satisfactory to MLMLI who shall not have been at the time of such individual’s appointment or at any time while serving as a director of the Corporation, and may not have been at any time during the preceding five years (i) a stockholder, director, officer, employee, partner, attorney or counsel of the Limited Liability Company, Ventas, Inc. or any Affiliate of either of them (except that such individual may be an independent director of the Corporation or the Springing Member or Special Member of the Company), (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Limited Liability Company, Ventas, Inc. or any Affiliate of either of them, (iii) a Person or other entity Controlling or under common Control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, attorney, counsel, customer, supplier or other Person.

“Loan Agreement” means the Loan and Security Agreement, to be entered into by and among Ventas Finance I, LLC, as borrower, MLMLI, as lender, Ventas Finance I, Inc., as member and Ventas, Inc., as guarantor, as amended from time to time.

“Material Action” means to institute proceedings to have the Corporation or the Limited Liability Company be adjudicated Bankrupt or insolvent, or consent to the institution of Bankruptcy or insolvency proceedings against the Corporation or the Limited Liability Company or file a petition seeking, or consent to, reorganization or relief with respect to the Corporation or the Limited Liability Company under any applicable federal or state law relating to Bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or the Limited Liability Company or a substantial part of its or the Limited Liability Company’s property, or make any assignment for the benefit of creditors of the Corporation or the Limited Liability Company’s, or admit in writing the Corporation’s or the Limited Liability Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

“MLMLI” means Merrill Lynch Mortgage Lending, Inc. and its successors and assigns.

“Mortgage Loan” mean the mortgage loan made pursuant to the Loan Agreement.

“Mortgage Loan Purchase Agreement” means the Mortgage Loan Purchase Agreement, to be entered by and between MLMLI, as the Seller, and the Limited Liability Company, as the Purchaser, as may be amended from time to time.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization or other organization, whether or not a legal entity, and any governmental authority.

“Rating Agency” has the meaning assigned to that term in the Trust and Servicing Agreement.

“Trust and Servicing Agreement” means the Trust and Servicing Agreement, to be entered into by and among the Limited Liability Company, First Union National Bank, as Servicer and Special Servicer, LaSalle Bank National Association, as Trustee and Tax

Administrator and ABN AMRO Bank N.V., as Fiscal Agent, as may be amended from time to time.

SEVENTH:            So long as any Certificate is outstanding, when voting on whether the Corporation will take any action allowed under this Certificate of Incorporation, each Director will owe his or her primary fiduciary duty or other obligations to the Corporation (including, without limitation, the Corporation’s creditors) and not to the stockholders of the Corporation, except as may specifically required by the Delaware Law and the common law fiduciary duties of directors.

Except as otherwise provided by the Delaware Law as the same exists or hereafter be amended, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. Any repeal or amendment of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right of protection of a Director existing at the time of such repeal or amendment.

EIGHTH:               The names and mailing addresses of the initial Directors of the Corporation, who are to serve until the first annual meeting of the stockholders arc as follows:

Debra A. Cafaro
4360 Brownsboro Road, Suite 115
Louisville, KY 40207-1642

T. Richard Riney
4360 Brownsboro Road, Suite 115
Louisville, KY 40207-1642

John C. Thompson
4360 Brownsboro Road, Suite 115
Louisville, KY 40207-1642

IN WITNESS WHEREOF, Ventas Specialty I, Inc. has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, this 5th day of December, 2001.

VENTAS SPECIALTY I, INC.

By:	/s/ T. Richard Riney
Name: T. Richard Riney
Title: Executive Vice President and Secretary